Greg Lamb, CPA
2501 Millikin Arlington, TX 76012
(817) 271-3352
FAX (817) 460-5262
g.lamb@comcast.net

          CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANT

We consent to the inclusion in this Form SB-2 of Amstar International, Inc. of our report dated October 14, 2005, on our audit of the consolidated financial statements of Amstar International, Inc, as of September 30, 2004 and for the year then ended.

Greg Lamb
Greg Lamb, CPA
October 14, 2005